EXHIBIT 10.39
FIRST AMENDMENT TO FIXED PRICE SUPPLY AGREEMENT
     Under terms of this First Amendment of Fixed Price Supply Agreement (“Agreement”), ARTES MEDICAL INC., with a place of business located at 5870 Pacific Center Blvd. San Diego, CA 92121 (“Buyer”) agrees to buy and LAMPIRE BIOLOGICAL LABS, INC., with its place of business located at 3599 Farm School Road, Ottsville, Pennsylvania 18942 (“Seller”) agrees to sell Bovine Corium (“Material”) pursuant to the prices and terms set forth hereunder.
RECITALS
     WHEREAS, Buyer and Seller entered into a Fixed Price Supply Agreement dated March 1, 2006 (the “Prior Agreement”); and
     WHEREAS, Buyer and Seller desire to continue their mutual business relationship established pursuant to the Prior Agreement; and
     WHEREAS, Buyer and Seller wish to consummate this Agreement to supersede and replace the Prior Agreement.
     NOW, THEREFORE, Buyer and Seller, intending to be legally bound, agree as follows:
1.	QUANTITY TO BE SUPPLIED

Buyer shall be obligated to buy and Seller shall be obligated to sell One Thousand Kilograms (1,000 Kg.) of Material (hereinafter “the Minimum Purchase Commitment”) during the term of this Agreement. Either Buyer or Seller may, from time to time, revise the Minimum Purchase Commitment under terms and conditions mutually acceptable between the parties.
2.	TERM, TERMINATION
A.	This Agreement shall commence on the date set forth below, and unless sooner terminated in accordance with the provisions set forth hereunder, this Agreement shall remain in full force and effect for the longer period of either (i) one (1) year from the date of execution or (ii) the length of time required for Seller to complete its delivery obligation with respect to the Minimum Purchase Commitment (“Term”).

B.	Nothing contained in paragraph 2.A. above shall be construed as a restriction on Buyer’s ability to purchase Material in excess of the Minimum Purchase Commitment (“Additional Material”) should Seller be capable of supplying such Additional Material. Seller shall, however, be under no obligation whatsoever to supply Additional Material.

C.	Subject to the limitations of paragraph 5.B. hereunder, either party may terminate this Agreement without cause for any reason upon sixty (60) days’ advance written notice to the other party. If either party hereto shall commit any breach of any of the provisions of this Agreement and shall not, within thirty (30) days notice of such breach of the other party hereto remedy the same, then such other party may, by written notice to the breaching party, forthwith terminate this Agreement in its entirety. The right of either party to take the action as herein immediately above provided shall not be affected in any way by its waiver of, or failure to take any action with respect to, any previous breach.

3.	PRICE AND TERMS
A.	Price. Buyer shall pay Seller the sum of Six Hundred Twelve Dollars and Ninety Three Cents ($612.93) per kilogram of Material.

B.	Terms
(1)	Upon Seller’s initiation of production of a batch of Material, Seller shall submit an invoice to Buyer in the amount of Six Thousand Dollars ($6,000.00) (“Lot Initiation Fee”).

(2)	Buyer shall be obligated to pay Seller the Lot Initiation Fee upon receipt of invoice for same.

(3)	Upon shipment of a batch of Material to Buyer, Seller shall submit an invoice to Buyer determined by the following expression:

P = (612.93 x Q) - 6,000

Where: P = payment due in dollars Q = quantity of Material shipped in kilograms

(4)	All invoices submitted by Seller to Buyer for delivery of Material pursuant to Section 3.B.(3) hereunder shall be due net thirty days (30) days from date of invoice, F.O.B. shipping point, freight charged directly to Buyer’s Fed-Ex Account # 2442-9469-3.
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4.	PROCESSING REQUIREMENTS

Seller shall process Materials in accordance with requirements set forth in Buyer’s Part Specification 1001, attached hereto as Attachment 1 and incorporated herein by this referenceThe parties may modify the processing requirements for the Material at any time, and they may agree upon additional processing requirements for new Materials, provided however, that no processing requirements, modifications or additional shall become effective and binding upon the parties until they have been agreed upon in writing and signed by both parties as a part of this Agreement.

5.	NO RECOURSE
A.	It is agreed and understood between the parties that the Minimum Purchase Commitment, depicted in Paragraph 1 hereunder represents a firm obligation on behalf of the Buyer and shall, for the purposes of this Agreement, be considered “take or pay.”

B.	Should Buyer exercise its right of early termination pursuant to paragraph 2.C. hereunder, Buyer shall not in any way be relieved of its obligation to complete its purchase of the Minimum Purchase Commitment. In such event, within ten (10) days of the effective date of termination, Seller shall submit a final invoice (“Final Invoice”) to Seller in an amount determined by the following expression:
F = $612,930.00 - (P+I)
Where: F = Amount of Final Invoice P = Amounts previously paid to Seller by Buyer I = Amounts invoiced to Buyer but not yet paid

Buyer shall remit payment of the Final Invoice to Seller net fifteen (15) days from the date of the Final Invoice. Any other invoices that are unpaid as of the effective date of termination shall be paid to Seller pursuant to their original payment terms.
6.	SHIPMENTS BY SELLER

Seller shall create and maintain a documented shipping procedure approved by Buyer and shall provide documentation with each shipment as set per Buyer’s Specification 1001.

7.	ORDER OF PRECEDENCE

The parties acknowledge that, in the course of performing under this Agreement, each may use commercial forms, including without limitation, purchase orders and order acknowledgments. Such commercial forms shall be used solely for the convenience of the parties and no term or condition in any such form shall be given any effect. It is specifically understood between Buyer and Seller that to the extent any conflict may arise between the terms of this Agreement and the terms of such commercial forms including, without limitation, any general terms and conditions as may be stipulated on such commercial forms, the terms and condtions of this Agreement shall control.

8.	WARRANTY
A.	Seller makes no warranty expressed or implied, including any warranty of merchantability or fitness for any particular purpose, concerning the Material, other than, the Material shall be (i) of the quality specified in Attachment 1; and (ii) be manufactured pursuant to generally accepted industry standards, in accordance with applicable laws, rules and regulations and the Buyer’s manufacturing procedures (hereinafter “Manufacturing Procedures”) specified in Attachment 2, which is attached hereto and incorporated herein by this reference.

B.	IN NO EVENT WILL SELLER BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR INDIRECT DAMAGES OF BUYER, OR ANY DAMAGES OF BUYER RESULTING FROM LOSS OF USE, INTERRUPTION OF BUSINESS OR LOST PROFITS, ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE BUYER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITATION ON WARRANTIES PROVIDED HEREIN.

C.	Buyer’s sole remedy in the event of receipt of non-conforming Material from Seller shall be either (i) replacement of non-conforming Material with conforming Material or, at Buyer’s option, (ii) a refund of Buyer’s purchase price.
9.	HOLD HARMLESS, INDEMNIFICATION

Buyer shall protect, defend, and indemnify Seller and its respective officers, directors, employees and agents harmless against any and all claims, losses, demands, causes of action and any and all related costs and expenses including, but not limited to reasonable attorneys’ fees, costs and expenses suffered by Seller and/or Seller’s officers, directors, employees, agents and to the person or property of any other person or entity on account of personal injuries or death, or damage to property occurring, growing out of, incident to, or resulting directly or indirectly from the use of Material. The foregoing indemnification shall not be of effect when such loss, damage, injury or liability arises from or in connection with Seller’s breach of this Agreement or the gross negligence or willful misconduct of Seller, its employees, agents, subcontractors, consultants or temporary contractors; or where such loss, damage, injury or liability is due to imperfections of any Material or information furnished by Seller.

10.	INSURANCE

Each party shall maintain at all times during the Term adequate insurance protecting all the Materials while in the party’s control, and in Buyer’s case while in transit from the Seller, from any loss casualty, or damage. Buyer shall maintain product liability insurance resulting from use of the Materials. All insurance shall be in amounts not less that $2 million per occurrence and $2 million in the aggregate. Buyer shall cause Seller to be named as an “Additional Insured” on all policies of insurance. Any failure by Seller to obtain proof of “additional Insured” status shall not be deemed waiver of such requirement. Each party shall direct its insurer to notify the other in writing immediately upon receipt from that party of, or upon the respective insurer’s giving to that party, any notice relating to the non renew cancellation or reduction in coverage of such insurance.

11.	CONFIDENTIALITY
A.	All written information which is identified as confidential and is provided by one party to the other in connection with this Agreement, including both specific and business information, shall be retained in confidence by the party receiving such information, and the receiving party shall not disclose such information and shall not use such information for its benefit or for the benefit of any third party, except as necessary to perform or enforce this Agreement without the express written consent of the other party. Such obligations of confidentiality and non-use shall not apply to information: (i) which is known to such receiving party at the time of disclosure; (ii) which is hereafter disclosed to such receiving party by a third party who, as against the party furnishing the information, has the right to disclose the information; or (iii) which is available to the public or the trade or subsequently becomes available to the public or trade through no fault of the receiving party.

B.	The receiving party may disclose confidential information in connection with any court proceeding or governmental investigation where such disclosure is legally required and in connection with applications to the government for approval to sell or continue the sale of product(s) comprising the Material; provided the disclosing party shall take all reasonable steps to preserve the confidential information and notice as such disclosure is given the other party. Should Buyer be required to divulge confidential information as part of any financial filing mandated by any governmental agency, Buyer shall permit Seller to review any such proposed disclosure and redact those sections of the disclosure that divulge Seller’s confidential information.

C.	The stipulations of confidentiality described herein shall survive the termination of this Agreement for a period of three (3) years.
12.	APPLICABILITY OF PRIOR COMMITMENT

Seller acknowledges that Buyer has placed a previous commitment for Material against Buyer’s purchase order number 401792 (“Prior Commitment”). Both parties hereto agree that the Prior Commitment shall be specifically applied against the Minimum Purchase Commitment pursuant to paragraph 1 hereunder.

13.	FORCE MAJEURE
A.	Either party shall be excused from nonperformance or delay in performance to the extent that such nonperformance or delay in performance is caused by circumstances beyond the control of the affected party. Without limitation, the term “Force Majeure” shall include promulgation of United States’ governmental regulations under the United States Food and Drug Administration and/or the United States Department of Agriculture which affect either Buyer’s use of the Material and/or Seller’s ability to produce the Material.

B.	Specifically, and without limitation, Seller shall be excused from nonperformance or delay in performance should any of the following circumstances arise:
(1)	Seller’s source of veal calves is discontinued or in any way disrupted;

(2)	Seller’s veal calf processor (“Processor”) terminates processing of veal calves, or becomes capacity limited in any way, for whatever reason; including, without limitation, any and all economic considerations which may dictate that Processor limit or cease veal calf processing.
Should either of the circumstances stipulated in paragraphs 13.(B) (1) and/or (2) occur, Seller shall declare a condition of Force Majeure by giving written notice to Buyer pursuant to paragraph 14.(G) hereunder. Should said condition of Force Majeure remain in effect for a continuous period of sixty (60) days, Buyer shall be permitted to terminate this Agreement immediately upon written notice and shall be relieved of any further obligation with respect to the Minimum Purchase Commitment. Upon such termination, Buyer shall be obligated to accept delivery and pay for all Material (i) then currently being processed and/or (ii) scheduled by Seller (as evidenced by Seller’s raw material purchases) to be processed prior to the declaration of Force Majeure.
14.	MISCELLANEOUS
A.	Amendments:

This Agreement may not be amended or modified, nor may any right or remedy of either party be waived, unless the same is in writing and signed by the duly authorized representative of such party. The waiver by either party of the breach of any term or provision hereof by the other party shall not be construed as a waiver of any other or subsequent breach.

B.	No Waiver; Remedies:

No failure or delay by either party in exercising any of its rights or remedies herein shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

C.	Successors and Assigns:

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party hereto may assign or otherwise transfer any of its rights, duties or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed by either party.

D.	Entire Agreement:

This Agreement constitutes the sole, final and entire expression of the terms of Agreement between the parties relating to the subject matter contained herein and is the complete and exclusive statements of those terms. This Agreement supersedes all prior proposals, communications, representations and agreements, whether oral or written, with respect to such subject matter hereof. All references to this Agreement shall be deemed to include the attachments hereto.

E.	Severability:

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions hereof in any other jurisdiction.

F.	Notices:

All notices provided for this Agreement shall be sent by registered or certified mail, return receipt requested and be deemed given on delivery as confirmed by delivery records, to the parties at the addresses indicated in the initial paragraph of this Agreement, unless either party changes address by written notice to the other.

G.	Relationship:

Each party to this Agreement is an independent contractor, and nothing contained herein shall be construed to create an agency, employment, representative relationship or partnership between the parties.

H.	Headings:

All headings, sub-headings and captions in this Agreement have been inserted merely for the convenience of the parties and shall have no effect on the interpretation of this Agreement.

I.	Governing Law / Cost of Enforcement:

(1) This Agreement, including the performance and enforceability hereof, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any law which would result in the application of a different body of law. Any and all disputes arising under or in connection with this Agreement shall be brought and resolved in the state or Federal courts located in the Commonwealth of Pennsylvania and each party hereby consents to the jurisdiction of such courts and waives any objections thereto.

(2) If either party hereto brings any action to enforce its rights hereunder, the prevailing party in any such action shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such action.

Entered into this ____ day of ____________, 2007

LAMPIRE BIOLOGICAL LABS, INC.		ARTES MEDICAL, INC.

By:		By:
	Gregory F. Krug		Peter C. Wulff
	President		Chief Financial Officer

Attachment 1
(General Process Requirements)
1.0	General Information
1.1	All information regarding the specific requirements for Lampire Biological Laboratories to prepare, produce, and/or deliver the Material shall be governed by the specification of Artes Medical part # 1001.

1.2	The hide splitter blade is dedicated to Artes Medical Materials only.

1.3	Lampire Biological Laboratories completes, approves, and maintains certificates as defined by Artes Medical’s part # 1001 specification.
2.0	Lampire Biological Laboratories Responsibilities
2.1	Lampire Biological Laboratories is required to notify and receive approval from Artes Medical, Inc. in advance of any proposed changes in breeding (including implementing a new breeder), feeding, growing, slaughtering or processing of the calf and calf hide corium.

2.2	Lampire Biological Laboratories is responsible for the shipment of corium to Artes Medical, Inc. via Fed-X.

2.3	Lampire Biological Laboratories is required to document and report all deviations or non-conformances of calves, hides, corium or shipments.

2.4	Lampire Biological Laboratories shall be required to maintain historical processing documents, on site or other mutually acceptable location, for all herds processed on behalf of Artes Medical. In the event Lampire Biological Laboratories decides to dispose of Artes Medical related processing documents, hard copies will be sent to Artes Medical’s Quality Department.
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Attachment 1 (Continued)
(Buyer’s Part Specification 1001)

Attachment 2
(Manufacturing Procedures)
Lampire Biological Laboratories Document Number & Description
•	SOP QA 200 51 USDA Inspection Coordination — Marcho

•	SOP QA 200 52 Bovine Source Material Certification Documentation

•	BR 160 96 Collection, Transportation, Processing and Shipment of Bovine Calf Hides and Corium (Artes Medical, Inc., P/N 1001)

•	SOP SP 140 41 Basic Operation of Analytical Balances

•	SOP SP 140 87 Operation and Maintenance of the SC/L1500 Bovine Hide Fleshing Machine

•	SOP SP 140 94 Operation and Maintenance of the Fortuna Hide Splitting Machine

•	SOP SP 140 96 Bovine Hide Processing Area Preparation Log

•	SOP SP 160 59 Shipping via Federal Express

•	SP 160 116 Packaging and Shipment of Bovine Calf Hides and Corium (Artes Medical, Inc., P/N 1001)
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